VIAVID
communications simplified.

hopTo Inc.

Third Quarter 2015 Earnings Conference Call

November 12, 2015

CO R P O R A T E P A R T I C I P A N T S

Eldad Eilam, President and Chief Executive Officer, Director

Jean-Louis Casabonne, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Daniel Orlow, Private Investor

David Wilmerding, Private Investor

Mark Campbell, Private Investor

Jon Hickman, Ladenburg Thalmann

P R E S E N T A T I O N

Operator:

Greetings and welcome to the hopTo Third Quarter Results Conference Call. At this time all participants are in a listen-only mode. A brief question-and-session session will follow the formal presentation. If anyone should require Operator assistance during the conference please press star, zero on our telephone keypad. As a reminder this conference is being recorded. I would now like to turn the conference over to your host, Jean-Louis Casabonne, Chief Financial Officer of hopTo. Thank you. You may now begin.

Jean-Louis Casabonne:

Thank you. Good afternoon everyone and welcome to our third quarter 2015 earnings conference call. In addition to myself speaking on the call today will be Eldad Eilam, President and CEO of hopTo. By now, everyone should have access to the press release that went out today, a little while ago. If you’ve not received the press release it will be available on the Investor Relations portion of hopTo’s website at www.hopto.com.

Before we begin, I would like to remind you that the information in today’s press release, and the remarks made by our executives on this call, may include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us and involve risks and uncertainties that could cause our actual financial results, performance, prospects and opportunities to differ materially from those expressed in or implied by these statements. These risks and uncertainties include, but are not limited to the factors identified in our news release and our filings with the Securities and Exchange Commission. You may access any of these filings at www.sec.gov.

Please also note that the information provided on this call should be considered current only as of today. Except as expressly required by the Federal Securities Laws, we undertake no duty to update that information. Finally I want to mention that a replay of the call can be accessed after the call today and will be available for approximately one year.

We’re here today to discuss our third quarter 2015 financial results; give you an update on recent developments as well as share with you what we believe the remainder of 2015 has in store for hopTo. Before we get into a detailed business update for hopTo, I will provide a financial update. I will first give an overview of the financials for the first nine months of 2015. Then I’ll talk more in detail about the third quarter of 2015.

As we stated in our press release today nearly all of our consolidated revenue for the first nine months of 2015 is derived from our Go-Global product line. The Go-Global revenue includes product licensing fee as well as service fees for maintenance contracts. In the first nine months of fiscal year 2015 we reported that the Company recognized $3.96 million in revenue. This was a year-over-year decrease of approximately 2% from $4.03 million in 2014.

Last quarter we reiterated our belief that the release of Go-Global Version 5.0 for Windows would enable this product line to return to modest growth in 2015. While we still believe that to be the case, in Q3 we experienced what we believe to be a temporary slowing in orders due primarily to the strength of the US dollar. Approximately 53% of our Go-Global revenue is derived outside of the US and we only sell Go-Global Software in US dollars. This has caused some temporary slowness in sell-through with our resellers outside of the US particularly in Europe and Brazil. While we did experience growth in Brazil we believe that this growth would have been more significant if not for the economic condition just mentioned. Our total orders or bookings for Go-Global in the first nine months of 2015 are lower than bookings for the first nine months of 2014 by about 5%. However if we exclude the orders associated with one of our OEM partners from which we received a large multi-year stocking order in Q4 of 2014, total bookings are actually up by 9.5% in the first nine months compared to the same period last year.

Additionally in the first nine months of 2015 we’ve booked orders for hopTo Work in excess of $50,000. Some of these orders have contributed to revenue in the first nine months of 2015, but the majority will become revenue over the balance of 2015 as the inventory is sold through the resellers. Therefore we believe that there is an opportunity for growth in the quarters to come should sales improve for both Go-Global and hopTo Work product lines.

For the first nine months of 2015 we reported an operating loss of $3.49 million, which was an improvement of approximately 18% compared with the $4.27 million loss for the same period last year. Total operating expense for the first nine months of 2015 was $7.1 million, which is a year-over-year improvement of $830,000 from $7.96 million that we reported for the same period in 2014.

Now I will turn my comments to our third quarter 2015 results. As we announced earlier today the Company recognized $1.13 million in consolidated revenue in the third quarter of 2015. This was a decrease of 12% in total revenue from the third quarter revenues of $1.29 million that we recognized in 2014. This can be attributed primarily to the delay in placing of certain orders associated with the strength of the dollar and a continued expected decline in certain of our UNIX telecom customers.

Selling, general and administrative expenses were $1.19 million, which is an increase of 19% from the same period in 2014 and R&D expenses were $1.04 million, which is down approximately 13% from $1.2 million in 2014. The total operating expenses for the third quarter were $2.23 million compared to $2.19 million for the same period in 2014. On the balance sheet the Company had cash of $2.7 million and accounts receivable of $454,000 as of September 30, 2015.

On July 29, we announced that we had completed a private placement of our common stock for gross proceeds of $2.5 million. Details of this financing were made available in a Form 8-K filed with the SEC on July 30 which is available at www.sec.gov. We have also sublet our office space in Campbell, California and moved to a new smaller location which will begin to show spending reductions in Q4. As always we continue to strive to reduce expenses and have additional opportunity to do so in the future. We also continue to explore additional sources of non-dilutive financing to improve our balance sheet.

Now I’d like to turn the call over to Eldad for an operational update.

Eldad Eilam:

Thanks, JL. As we reported in our last earnings call on August 6, our Sales Team continues to work diligently, engaging directly with prospective customers and resellers to bring hopTo Work to market. As a reminder our go-to-market strategy includes three distinct types of opportunities; partnering with resellers and VARs for on-premise deployment; partnering with service providers to offer hopTo Work in a hosted SaaS model and working with ISVs to turn their legacy applications into touch-friendly mobile enabled apps. We have not changed this go-to-market approach and continue to work diligently in each of these categories. But to-date we have not yet produced significant revenues from hopTo Work.

We would like to share with you what we have learned to-date and our plans going forward. In our prior earnings call we have provided a lot of details about issues we have been facing in the marketplace. They included experiencing long sales cycles, being a new vendor in a new space and being engaged with larger than expected enterprise opportunities that tend to take longer to close. But one of the main issues we have faced is the fact that nearly all of the significant opportunities that we have developed are with prospective customers that require deeper compatibility with their existing Citrix infrastructure.

On our last earnings call we announced that we expected to have that deeper integration completed in September and available for those prospective customers to evaluate. Unfortunately, as often happens with software, the integration with Citrix has taken significantly longer than we anticipated. As you may know we released the first version of hopTo Work for Citrix just this morning. This is a brand new version of hopTo Work that provides a degree of integration with Citrix sufficient for many customers to utilize hopTo Work today. There is also further integration underway that will make the deployment of hopTo Work even more think seamless. The simple fact is that hopTo Work requires very deep integration with Citrix products. Such integration could never be accomplished without significant cooperation from Citrix. We are now directly engaged with Citrix in an unprecedented collaborative effort to make that next level of integration a reality.

We have also explained that as we have continued to demonstrate hopTo Work to prospective customers and market analysts we have received and continue to receive very positive feedback about the products we have built and the unique way in which it solves a very real problem of secure touch-friendly mobile apps that go into those applications. The demos that we provide continue to have a wow factor and we remain cautiously optimistic that the availability of the Citrix version released today will enable these prospective customers to realize the potential productivity gain that hopTo Work was built to provide.

We’ve also heard from certain Fortune 1000 prospective customers about their excitement regarding the new iPad Pro and about how the combination of the iPad Pro and hopTo Work truly enables business productivity in mobile environment. This release of the hopTo Work with Citrix is already compatible with the iPad Pro.

With respect to our working with resellers, hosting providers and other ISPs, we continue to be engaged on all fronts. But it is simply taking longer than we anticipated to get these opportunities closed. On our last conference call we stated that we expected to be announcing some of these very soon but we have not made announcements because we continue to experience delays. These prospective partners have not told us that they are not interested in working with us; they simply had other priorities which are more urgent.

We continue to see opportunities in multiple sectors including healthcare, shipping and transportation, energy, financial services and manufacturing. We realize that the one important measure of the success of a product is market adoption and sales. While we still believe that we are in a position to begin to close meaningful sales of hopTo Work, we cannot at this point in time provide any guidance as to when that will that occur.

The delay of the release of hopTo Work with Citrix until this point in the quarter does not preclude us from closing business prior to the year-end but it does make it more of a challenge with just seven weeks remaining in the quarter. We strive on a daily basis to make sure that we’re doing everything that we can to generate revenue. This includes modification to our product offering, as discussed on our last earnings call to make hopTo Work easier to use for smaller customers with less in-house IT capability.

We’re nearing completion on a brand new solution to dramatically simplify the deployment of hopTo Work for small businesses. We hope to have this solution available for sale in the app store early next year. We’re also hard at work developing a fully refactored mobile user experience for Internet Explorer, which is both an enhancement to hopTo Work and a potential standalone product. I’d also like to reiterate that many bloggers have been using the term App refactoring as a way to describe this play. You’ll find that those bloggers tend to refer to our overall industry as EUC or End User Computing. Again I encourage our Shareholders to research the EUC space as published market data on this space could be indicative of the potential total addressable market for hopTo.

As we have discussed previously and again on this call, we remain engaged with several large companies which could lead to substantial orders. Over the past several months as discussions with potential customers have continued and through attendance at industry conference, although there are risks and challenges we still believe that there is significant opportunity for hopTo Work. We’re looking forward to providing you more information about our progress even though at this point we’re not providing revenue or sales guidance.

Now I will turn this call over to the Operator to open it up for the Q&A portion of the call.

Operator:

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, press star, one on your telephone keypad and a confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions. Thank you.

Our first question is coming from the line of Daniel Orlow with Marie Alexander. Please proceed with your question.

Daniel Orlow:

Hi, pardon for the background noise. Just wondering, can you mention perhaps what you think the total size in the addressable market might be? Thanks.

Eldad Eilam:

Thanks, Dan for that question. We have not independently developed our own analysis of the total addressable market. However in conversations that we had with a number of market analysts we believe that the end user computing opportunity and what this does for mobile devices and the adoption of mobile devices have tracked very closely to that. So if you look at the sort of success that Citrix has in this space, that VMWare has in this space. We’re delivering sort of the last mile user component and we believe again that is very significant. Although I can’t say that there’s a specific set of numbers that folks have addressed.

What I can tell you is that in the opportunities that we (inaudible) are addressing there will be situations with these prospective customers we have where they are planning on deploying mobile devices to anywhere from a few thousand to tens of thousands of employees, and so you know you start to multiply that by the number of enterprises that are out there in the Fortune 500 and the Fortune 1000, again we believe that it’s very, very significant.

Daniel Orlow:

Just as sort of an odd sort of follow-up to that, one is it sounds like you’re prepared to come to market with an eligible product in the first quarter. But if you think about your end user demand, what percentage of those applications are again proprietary and mission-critical such that forestalling on this ends up becoming problematic in terms of internal operations or internal risk management or internal audit? Thank you.

Eldad Eilam:

Well, Dan I think there’s sort of two different questions here right. One is, what percentage, and that’s kind of hard to answer. I can tell you we’ve dealt with both sort of in-house completely proprietary solutions that you’ve never heard of and no one’s ever heard of outside of the organization from where they came, and then we’ve also dealt with some fairly popular kind of brand name Windows apps that you see pretty much everywhere and that tends to be smaller businesses that use them on a daily basis. But it can be—it can really kind of be across the range there.

In terms of how critical they are, it depends, right, it depends on the specific department and division you’re talking about in an organization but the funny thing that we have seen, and I think I’ve stated this in past calls, is that the more kind of mission-critical applications within an organization, are actually the last to be migrated to newer technologies like Web and (inaudible). So what happens is when they talk to us they’ve already done the human resources and other some more miscellaneous applications, that are not critical to day to day operations, and the fundamental applications that run the business are still running on legacy platform, because no one wants to touch it. They’re afraid of sort of disrupting anything in the daily operations.

So the reality is, I think most of the apps that we hear about are critical to the day-to-day business operations. They are not kind of sort of the miscellaneous thing, and that’s why they are talking to us because that migration is so difficult to make without disruption of the business activity.

Jean-Louis Casabonne:

Just to build on that, there are in many cases some very specific industry standard applications, so for instance in healthcare. There are two main electronic patient records systems, one from Epic One from Cerner, both of which are primarily, the hospitals will be Citrix installations with computers being rolled around where the ability to have something like an iPad that can access those patient records in ways that are lot more productive is something that’s very important. So we have very large—we have a number of opportunities with different hospitals and hospital chains where that’s exactly what they’re looking to do, because those ISPs, Cerner and Epic for instance do not really have very high quality mobile tools available and they tend to only access very limited portions of those applications.

So when you talk about the possibility of taking an iPad or an iPhone, and actually putting it in the hands of a doctor or a nurse to get them far deeper access to patient records and different aspects of those different systems, it’s a very compelling story. Interestingly enough part of what we’re seeing is that there’s a natural hardware refresh cycle that happens with these institutions and the timing of hopTo Work being ready, fully integrated with Citrix, that is ready to go, it could potentially strike a very good timing element with respect to how that’s going on in hospitals all around the country.

So again early stages on all of these and we’re engaged with them. But that’s why, again we remain optimistic that there’s a lot of opportunity but it’s actually getting these things done that quite honestly is taking us longer than we expected.

Daniel Orlow:

Yes, but I mean anybody that knows anything about software knows that Epic in and of itself is mission critical in the hospital information cycle. I mean Epic is pretty much the standard. So if you’re guiding us towards that result, I mean that’s really impressive. I’m not being promotional, I mean Epic is center of the eye for patients and physicians.

Eldad Eilam:

Well, Dan, from your mouth to the CIOs of the hospitals ears then things will go well.

Daniel Orlow:

All right, well continue. Keep up the work. I know it’s hard, but...

Eldad Eilam:

Thanks very much.

Operator:

The next question comes from the line of David Wilmerding, a Private Investor. Please proceed with your question.

David Wilmerding:

Eldad, you alluded in your comments to further deeper integration ongoing with Citrix. Can you just talk a little bit about the benefits of that compared to the release that you came out with today?

Eldad Eilam:

Yes, I can talk about that a little bit. Basically many of the prospective customers that we are engaged with have basically built their IT departments around Citrix. That’s probably not an, you know, an exaggerated statement and that means that network configuration and servers and various components such as NETSCALER, which is sort of their gateway for people to connect from the outside are all Citrix systems. They’re based on Citrix ecosystem and what that means is that when you sell them an RDP based product which is what our product is currently is (inaudible) to be and that’s the way it was released from day one about a year ago. It means that it requires them to make the modification and those modifications can have potential ramification relating to security. So they open network ports and things of that sort that trigger various security audits and things like that, that potentially concerns them.

To be clear none of that is related to hopTo technology, these are not our protocols, it’s actually Microsoft protocols. So it’s we’re not that we’re getting security audits but it still, it goes back to do we trust the Microsoft protocol to be secure enough or do we prefer, do we like the Citrix ones better. Also just the very fact of needing a change creates some pressure because it’s more work and sort of more resistance across throughout the organization. So what we’re talking about here is basically becoming completely compatible with the Citrix protocols which would completely sort of eliminate any of those issues.

In effect what it would do is, it would allow Citrix customers who are currently using mobile to switch to hopTo Work without any configuration of any kind on the backend. It would become completely seamless and plug and play. They will be able to install our app on their mobile devices and could plug into the Citrix infrastructure. I will tell you that there is no other company that we’ve identified today that has that level of integration with Citrix. We’ve never seen that done before and we’re working on that, with them right now.

David Wilmerding:

Good, thank you.

Eldad Eilam:

Thanks, Dave.

Operator:

Our next question is from the line of Mark Campbell, Private Investor. Please proceed with your question.

Mark Campbell:

Yes, hi. I just wanted to ask a little bit about whether there’s been any interest by Citrix or another about some sort of M&A activity or joint venture? I mean it seems like you’re doing a lot of work in Citrix integration that has got to benefit Citrix also once it’s all done. I mean maybe more people would be interested in a Citrix networking system with the hopTo added feature. So this is why I’m just interested in knowing whether any of these companies like Epic or Citrix are interested in any kind of a joint venture where it would reduce the cost for us in integrating with them?

Eldad Eilam:

That’s a good question and what I’ll tell you is our relationship with Citrix and several other companies is definitely deepening and becoming more significant. I really can’t say anything about anything strategic or M&A related. There is just nothing we can talk about unfortunately.

Mark Campbell:

Okay, only because the timing now has been stretched, so to the point where even though it’s a great product and it’s going to catch on at some point, iPad Pro just got on, just got released. There’s lots of things that could provide an impetus to further growth but the timing is such that we could run out of money before we can really realize that, the full potential of that growth, and maybe that would be—I mean are you considering those possibilities about doing something with another company that would ensure the maximum potential.

Jean-Louis Casabonne:

Hi, Mark, this is JL. I mean we’re always considering every possible opportunity for things that would make hopTo more successful. As I said at the end of the finance comments we’re continuing to evaluate other sources of capital that will be non-dilutive. Just to recall about a year ago everyone was posting on the message board that we were going to hit the wall and run out of money, and I’m happy to say that we’re here a year later. I will just tell you this, the team here and with the network that we have, we have a lot of different things that we can do to access capital. We still have no debt in this Company whatsoever and it’s not beyond reason to assume that we could secure some reasonable debt on reasonable terms. There are things that we’ve managed to do in the past associated with getting additional cash from the Go-Global business.

So we have a lot of things at our disposal, and I would assure everyone that’s listening on the call, we have no intention of running this Company into a brick wall. Okay? But again as I’m sure you can imagine to the extent that anyone were in any sort of conversations with us of any sort of deeper strategic things that; A, we couldn’t talk about it; and B, when it comes to things like strategic go-to-market relationships and that sort of thing, I think you’ve been involved in the software industry before, I mean anything that we would be talking about would be under NDA and we couldn’t talking about on the call yet anyway.

So again we do everything we can to provide as much information to all of you, all of our Shareholders about everything that’s going on with the Company. I assure you that when we have things that we can talk about publicly we’re going to do it, because we want to, I mean, and the press release for the Citrix integration just came out today. Literally that application has been in the approval cycle with Apple for a couple of weeks, it finally got approved. We were working on the press release to get it all done, we wanted to be announcing that last week and it just turned out that today was when we were first able to do it. So again when we can share information publicly we’re the first ones that want to do it.

Mark Campbell:

Thank you, that’s helpful.

Operator:

Our next question is from the line of Jon Hickman with Ladenburg Thalmann. Please proceed with your question.

Jon Hickman:

Hi, I have a couple questions. First of all, can you elaborate a little bit on this app for the smaller companies, smaller businesses? You said it might be available early next year on the app store.

Eldad Eilam:

Absolutely. So as I believe you know, and I think most of people listening probably know, hopTo Work is not sold through the app store right. It’s meant to be sold through a variety of channels but it typically requires an IT department, right. It requires because its servers and networking and things like that and it requires configuration. We have heard from a fairly large number of prospective customers that we’re tight (phon), there were several pieces here several pieces there but the volume, if you kind of add it all up it becomes a fairly significant size an opportunity but it creates two challenges, right. One is that you can’t deal with them, you can’t do direct sales or even channel sales with people of that size. More importantly that they need your assistance or someone’s assistance with actually with a technical deployment of that solution, okay.

So what we have done and we’ve been working on this for several months and it’s looking—it’s actually looking great and it’s in testing right now internally within the organization, is we have added an ability through some clouds servers and things like on our end to provide for the exact same set of capabilities that hopTo Work had, or whatever set of capabilities we desired by the way, we can customize them as we see fit. But it becomes a plug and play solution that a customer, really almost a consumer level customer, right. Someone who has two computers in a room right, can configure very, very easily with no servers and no IT knowledge, and to solve the other part of the problem, you would sell that through the App store, which is just a great way to monetize something of that sort. So we’re developing that right now but we think it’s a great opportunity, probably not a huge opportunity but it could be sizable for a Company our size and it lets sort of another whole realm of people who currently wouldn’t be able to access our technology and benefit from it and less than benefit from it, and sort of—it opens new avenues for us for revenue.

That might be—by the way I will tell you that could very well be a new product from us in terms of what it’s called and how it’s branded and all of that. It could show up as a brand new name and all that.

Jon Hickman:

So would this be a yearly subscription thing?

Eldad Eilam:

I’m being cautious, it will likely—I will say this, it will like be a recurring subscription-based model, yes. By the way the reason I can say that confidently is that it incurs, relatively small but it incurs some cost at our end to run a given user, right? But there is some cloud computing cost and things like that associated with this because it is sort of connected to our infrastructure at some point. So there is some something recurring cost, so yes I would say subscription revenue.

Jon Hickman:

OK so now my second question has to do with the fact that the iPad Pro, many people believe is in response to the success of the Microsoft Surface Pro product line. So is there—can people use your app on a—I mean can they use this product on a Surface Pro? Does it have to be an iPad?

Eldad Eilam:

Currently we support iOS and Android. So it doesn’t have to be an iPad, but it has to be either iOS or Android and the (inaudible) Pro is Windows. We don’t currently support Surface or Windows in general at the client endpoint. That’s been discussed in our Company. I wouldn’t say that we had a lot of opportunities that were missed due to Surface support. This is kind of more of an industry thing and a hopTo thing. We’re seeing customers going through this process right now. We’ve actually heard from customers who are waiting for the iPad Pro’s release to decide between Surface Pro and the iPad Pro. So it’s kind of interesting, I don’t think we’ll say, I wouldn’t say that we’re seeing significant demand for Surface Pro clients at this time. Of course if it changes it’s always a possibility from us to do that.

Jon Hickman:

Okay. One last question. So you mentioned the kind of healthcare as a use case. Can you give us a couple others that are kind of the same size or close?

Eldad Eilam:

Absolutely, and I give you one example, we have talked to more than one shipping kind of logistics type players, significant sized companies that needs a variety of asset-tracking type things relating to barcode scanning and all of that. We’re seeing a lot of significant opportunities there. Think about it’s people that are currently tied to some legacy device with an application that is very complex and it’s connected to a some massive database somewhere and has a lot of business logic associated with it and now the notion of developing a mobile app that allows sort of the mobile operators, people who drive a delivery truck for example or whatever it happens to be. The notion of developing an app just for them can be fairly complex, when you’re are talking about a very complex app ad so we offer a very attractive alternative for people like that because they can take their existing app as essentially and run it on one of those mobile devices.

That’s just one example. There’s multiple and I mentioned a few industries in my talk earlier but there’s really—we’re really seeing sort of across the board, we’re seeing financial services, we’re seeing healthcare, we’re seeing, I guess…

Jean-Louis Casabonne:

Energy.

Eldad Eilam:

Sorry.

Jean-Louis Casabonne:

Energy.

Eldad Eilam:

Energy, that’s right, obviously without mentioning any names.

Jon Hickman:

Okay, so thank you.

Operator:

Thank you. At this time we have reached the end of our Q&A session for today. I will turn the floor back to Eldad Eilam for closing remarks.

Eldad Eilam:

Yes, I would like to thank everyone for tuning into our call today and for your ongoing support. We look forward to discussing our full year 2015 performance with you in 2016. Thank you.

Operator:

Thank you. This concludes today’s conference. Thank you for your participation. You may now disconnect your lines at this time.